UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ ]	Soliciting Material Pursuant to Section 240.14a-12

SULPHCO, INC.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SulphCo, Inc.

5310 Kietzke Lane, Suite 101
Reno, NV 89511
www.sulphco.com

NOTICE OF THE 2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 19, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of SulphCo, Inc., a Nevada corporation (the “Company”). The annual meeting will be held on Tuesday, June 19, 2007 at 9:30 a.m. Eastern Standard Time at the offices of Kirkpatrick & Lockhart Preston Gates Ellis LLP at 599 Lexington Avenue, New York, NY 10022 for the following purposes:

1.	To elect six directors of the Company, to hold office until the 2008 Annual Meeting of Stockholders;

2.	To approve the grant of an aggregate of 220,206 shares of common stock to our non-employee Directors in lieu of cash compensation;

and

3.	To conduct any other business properly brought before the annual meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the annual meeting is April 30, 2007. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose reasonably related to the annual meeting during ordinary business hours in the office of the Secretary of the Company during the ten days prior to the annual meeting.

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

         /s/ Larry Ryan
Larry Ryan
Chief Executive Officer
Reno, Nevada
May 17, 2007

SulphCo, Inc.

5310 Kietzke Lane, Suite 101
Reno, NV 89511
www.sulphco.com

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 19, 2007

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of SulphCo, Inc. (sometimes referred to as the “Company”, “SulphCo”, “us” or “our”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. The Company intends to mail this proxy statement and accompanying proxy card on or about May 17, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 30, 2007, will be entitled to vote at the annual meeting. On this record date, there were 76,355,478 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on April 30, 2007, your shares were registered directly in your name with our transfer agent, Integrity Stock Transfer, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we ask you to fill out and return the enclosed proxy card if you wish to have your vote recorded.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 30, 2007, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name’’ and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

1. Election of six (6) directors of the Company, to hold office until the 2008 Annual Meeting of Stockholders; and

2. To approve the grant of an aggregate of 220,206 shares of common stock to our non-employee directors, in lieu of cash compensation.

How do I vote?

You may either vote “For’’ all the nominees to the Board or you may withhold from voting for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

2.
To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card or follow the instructions included with the proxy materials to vote by telephone or Internet to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have ?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 30, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all of the Company’s nominees for director and for the approval of the share issuance. If any other matter is properly presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card ?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy bearing a later date.

2.	You may send a written notice that you are revoking your proxy to SulphCo’s Secretary at 5310 Kietzke Lane, Suite 101, Reno, NV 89511.

3.	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be delivered in writing by February 20, 2008, to SulphCo’s Secretary at 5310 Kietzke Lane, Suite 101, Reno, NV 89511. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy materials must do so between March 3, 2008 and April 2, 2008, provided that if the 2008 annual meeting is to be held before May 20, 2008 or after July 18, 2008, the proposal must be received by us either 90 days prior to the actual meeting date or 10 days after we first publicly announce the meeting date, whichever is later. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If the broker or nominee is not given specific instructions, shares held in the name of such broker or nominee may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How many votes are needed to approve each proposal?

For the election of Directors, the six nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

For the approval of the share issuance, a majority of the shares voted must be voted in favor of the proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 76,355,478 shares outstanding and entitled to vote. Thus 38,177,739 shares must be represented by stockholders present at the annual meeting or by proxy to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

How can I find out the results of the voting at the annual meeting?

Voting results will be published in the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2007.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

SulphCo’s Board is currently comprised of seven members, each serving a one year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A Director elected by the Board to fill a vacancy shall serve for the remainder of the term of that Director and until the Director’s successor is elected and qualified. This includes vacancies created by an increase in the number of Directors.

The Board has recommended for election Dr. Larry Ryan, Robert Henri Charles van Maasdijk, Dr. Hannes Farnleitner, Edward E. Urquhart, Lawrence G. Schafran and Michael T. Heffner. If elected at the annual meeting, these Directors would serve until the 2008 Annual Meeting and until their successors are elected and qualified, or until their earlier death, resignation or removal. Richard L. Masica has declined to run for reelection. As a result, the Board has decreased the size of the Board from seven to six members.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Larry Ryan, Robert Henri Charles van Maasdijk, Dr. Hannes Farnleitner, Edward E. Urquhart, Lawrence G. Schafran and Michael T. Heffner. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each of Dr. Larry Ryan, Robert Henri Charles van Maasdijk, Dr. Hannes Farnleitner, Edward E. Urquhart, Lawrence G. Schafran and Michael T. Heffner has agreed to serve if elected, and we have no reason to believe that they will be unable to serve.

Our directors and nominees, their ages, positions with SulphCo, the dates of their initial election or appointment as director are as follows:
Name	Age	Position With SulphCo	Served From

Dr. Larry Ryan	35	Chief Executive Officer, Director	January 2007
Robert Henri Charles van Maasdijk	62	Chairman of the Board, Director	April 2005
Dr. Hannes Farnleitner	67	Director	November 2005
Edward E. Urquhart	39	Director	August 2006
Lawrence G. Schafran	68	Director	December 2006
Michael T. Heffner (1)	61	Director	January 2007

(1) Mr. Heffner previously served as a Director from February 6, 2006 until his term expired on June 19, 2006.

The following is a brief biography of each director nominee.

Dr. Larry Ryan, our Chief Executive Officer and a Director, was a senior executive leader at General Electric Company, GE Advanced Materials Division from 1998 to January 2007. His last role within GE was in the capacity of Business Manager, Elastomers, and RTV AMR. Dr. Ryan has a Ph.D. in Chemical Engineering from the University of Delaware, a Six-Sigma Blackbelt certification, and a long history of working with chemical process-dependent technologies. He is a graduate of the General Electric Edison Engineering Development Program, a technical leadership program focused on process engineering projects and product quality improvements. Dr. Ryan has served as our Chief Executive Officer since January 2007 and as a Director since February 2007.

Robert Henri Charles van Maasdijk, Chairman of the Board since January 2007 and a Director since April 2005, is also the Chairman of Mulier Capital, an investment bank. During 2006, he sold Attica Alternative Investment Fund, Ltd. (AAI), a private investment fund, of which he was Chairman and CEO and had headed since 1999. For the previous 16 years, he served as Managing Director and CEO of Lombard Odier Investment Portfolio Management Ltd., one of the oldest and largest private banks in Switzerland. Over his 36-year career, he has held executive, portfolio management and research positions with Ivory & Sime, Edinburgh; Banque Lambert, Brussels; Pierson Heldring Pierson, Amsterdam; and with Burham and Company, New York.

Dr. Hannes Farnleitner, a Director since November 2005, is a former federal minister for economic affairs for the country of Austria. Dr. Farnleitner has served in policy-making roles in Austria involving economics and international trade for more than 40 years. Since 2002, he has served as a member of the Convent of the European Union and a representative of the Federal Chancellor of Austria.

Edward E. Urquhart, a Director since August 2006, is the Chief Executive Officer of Ma'rkisches Werk Halver, GmbH (“MWH”), Halver, Germany, the world's leading supplier of components and systems for large diesel and gas engines operating within the marine transportation, oil & gas distribution, stationary power generation, locomotive and cruise industries. Mr. Urquhart has been the CEO of MWH since July 2003 and is responsible for all aspects of managing the MWH worldwide family of companies in Germany, USA, Korea, Japan, and China. Prior to his current position, he was the CEO of Maerkisches Werk of North America Inc.

Lawrence G. Schafran, a Director since December 2006, has extensive experience in the financial markets and corporate governance and is a member of the Board of Directors of several other publicly-traded companies. Mr. Schafran currently is a Managing Director of Providence Capital, Inc., a private New York City based activist investment firm, and a Co-Managing Partner of Providence Recovery Partners LLC, which manages a New York based investment fund. He has filled these positions since July 2003 and March 2003, respectively. From 1999 through 2002, Mr. Schafran served as Trustee, Chairman/Interim-CEO/President and Co- Liquidating Trustee of the Special Liquidating Trust of Banyan Strategic Realty Trust. He also currently serves in the following roles: Director and Audit Committee Chairman of RemoteMDx, Inc., Tarragon Corporation, and PubliCARD, Inc.; Director and Audit Committee member of Nat'l Patent Development Corp. and Electro-Energy Inc. In recent years, Mr. Schafran has served in other capacities, including as a Director of COMSAT, Inc. and Shoppers Food Warehouse, Inc., and Chairman of the Executive Committees of Dart Group Corporation and its publicly traded subsidiaries.

Michael T. Heffner, a Director since January 2007, retired from an executive position in BP in 2001 after 20 years with the company. From 1996 to 2001, he was president of BP Algeria, responsible for overseeing a $5 billion division comprising a petroleum-producing property and two natural gas developments in Algeria. Previously, he served as joint venture manager in Colombia, managing partner relationships with the Colombian State Oil Company and private partners Total and Triton for a $2 billion Colombian oil and gas development. During his career, he also served as British Petroleum's health, safety and environmental manager for the Western Hemisphere. Prior to working at BP, Mr. Heffner spent ten years with the Bechtel Corporation, where he served in a variety of cost, planning and construction roles in that company's petrochemical division in the U.S. and Canada.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH NAMED NOMINEE.

PROPOSAL NO. 2—APPROVAL OF STOCK ISSUANCES

On March 27, 2007, the Board of Directors approved an annual compensation arrangement for non-employee Directors of the Company. Under the arrangement, each non-employee director shall receive a $125,000 annual retainer as well as an annual grant of options to purchase 50,000 shares of our common stock, to vest immediately, with a ten (10) year term, effective on the last trading day of April each year. In addition, the non-employee Chairman of the Board will receive an additional $50,000 annual retainer and the non-employee Chairmen of standing committees of the Board will each receive an additional $25,000 annual retainer.

In order to conserve working capital for this year only, the Board resolved to accept shares of common stock of the Company in lieu of the cash retainer amounts. The Board determined that conserving cash was in the best interests of all stockholders at this time. The Board desired to maximize available cash resources to be used to implement the Company’s technology. The numbers of shares of common stock issued to each non-employee director was calculated based on the share price of the grant date, which corresponds to the cash value of the annual retainer. A summary of the grants is as follows:

Director	Annual Retainer	Grant Date	Share Price[1]	Shares Issued
Robert H. C. van Maasdijk	$175,000[2]	April 4, 2007	$3.86	45,337
Lawrence G. Schafran	$150,000[3]	April 4, 2007	$3.86	38,860
Richard L. Masica	$150,000[4]	April 4, 2007	$3.86	38,860
Dr. Hannes Farnleitner	$125,000	April 4, 2007	$3.86	32,383
Michael T. Heffner	$125,000	April 4, 2007	$3.86	32,383
Edward E. Urquhart	$125,000	April 4, 2007	$3.86	32,383

As a result, the Board is seeking, as required by relevant rules of the American Stock Exchange, that the shareholders approve this special grant of equity to the directors in the aggregate amount of 220,206 shares of common stock. In the event that shareholders do not approve this issuance, then the Company will be immediately obligated to pay the directors the aggregate amount of $850,000 in cash.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE STOCK ISSUANCES.

CORPORATE GOVERNANCE

Board Meetings and Committees

During the fiscal year ended December 31, 2006, the Board met 13 times, and during the fiscal year each Board member attended at least 75% of the aggregate of Board of Director meetings and meetings of committees on which he served during his tenure as a director or committee member. The Board of Directors has established three committees, the Audit Committee, the Compensation Committee and the Option Committee, each consisting solely of independent Directors, all of whom satisfy the independence standards adopted by the American Stock Exchange (“AMEX”).
______________________
1  The share price was based on the average of the high and the low prices of our common stock on the grant date.

2 Mr. van Maasdijk was entitled to receive $50,000 in addition to the $125,000 retainer for his service as Chairman of the Board.

3 Mr. Schafran was entitled to receive $25,000 in addition to the $125,000 retainer for his service as Chairman of the Audit Committee.

4 Mr. Masica was entitled to receive $25,000 in addition to the $125,000 retainer for his service as Chairman of the Compensation Committee.

Audit Committee

The Audit Committee is currently comprised of the following Directors of the Company: Lawrence G. Schafran (Chair), Robert Henri Charles van Maasdijk and Edward E. Urquhart, each of whom are independent, as independence is currently defined in applicable SEC and AMEX rules. In 2006, the Audit Committee met 13 times. The Board has determined that Lawrence G. Schafran and Robert Henri Charles van Maasdijk both qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Schafran’s and Mr. van Maasdijk’s level of knowledge and experience based on a number of factors, including their formal education and experience.

The Audit Committee is responsible for overseeing the Company’s corporate accounting, financial reporting practices, audits of financial statements and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualifications, independence and performance of the Company’s independent auditors. In furtherance of these responsibilities, the Audit Committee’s duties include the following: evaluating the performance of and assessing the qualifications of the independent auditors; determining and approving the engagement of the independent auditors to perform audit, reviewing and attesting to services and performing any proposed permissible non-audit services; evaluating employment by the Company of individuals formerly employed by the independent auditors and engaged on the Company’s account and any conflicts or disagreements between the independent auditors and management regarding financial reporting, accounting practices or policies; discussing with management and the independent auditors the results of the annual audit; reviewing the financial statements proposed to be included in the Company’s annual report on Form 10-K; discussing with management and the independent auditors the results of the auditors’ review of the Company’s quarterly financial statements; conferring with management and the independent auditors regarding the scope, adequacy and effectiveness of internal auditing and financial reporting controls and procedures; and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control and auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under the written Audit Committee Charter adopted by the Board in 2004, a copy of which may be obtained by writing the Secretary of the Company at 5310 Kietzke Lane, Suite 101, Reno, NV 89511. The Report of the Audit Committee is included elsewhere in this proxy statement.

Compensation Committee

The Board of Directors established the Compensation Committee in February 2006. The Compensation Committee is currently comprised of all of the non-management Directors, with Richard L. Masica as Chairman. Each Director is independent under applicable SEC and AMEX rules. In 2006, the Compensation Committee met three times separately and once as part of a scheduled Board meeting. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. It advises and consults with the officers of the Company as may be requested regarding managerial personnel policies. The Compensation Committee also has such additional powers as may be conferred upon it from time to time by the Board. The Compensation Committee’s report is included elsewhere in this proxy statement.

Option Committee

The Option Committee was formed in May 2006 to administer the 2006 Stock Option Plan and is currently comprised of all of the members of the Compensation Committee, each of whom is independent under applicable SEC and AMEX rules. The Option Committee met three times in 2006. The Option Committee exercises all authority under any employee stock option plans of the Company as the Committee therein specified, unless a Board resolution appoints any other committee to exercise such authority.

Director Independence

The Board of Directors has not established a formal nominating committee. Therefore, decisions relating to the nomination of directors are addressed by the entire Board of Directors. The AMEX listing requirements state that a majority of the Board of Directors must be independent, as defined in applicable SEC regulations, utilizing the independence standards adopted by AMEX. The Board has determined that Richard L. Masica, Robert Henri Charles van Maasdijk, Dr. Hannes Farnleitner, Edward E. Urquhart, Lawrence G. Schafran and Michael T. Heffner are “independent” directors as defined in applicable SEC regulations, utilizing the independence standards adopted by AMEX. The Board has determined that Dr. Larry Ryan is not an “independent” director, as defined in applicable SEC regulations, due to his employment as Chief Executive Officer. A description of the Director nomination process is set forth below.

Director Nominations

The nomination process involves a careful examination of the performance and qualifications of each incumbent director and potential nominees before deciding whether such person should be nominated. The Board believes that the business experience of its directors has been, and continues to be, critical to the Company’s success. Directors should possess integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs. Directors must possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Board will generally consider all relevant factors, including, among others, each nominee’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the nominee to devote sufficient time and attention to the affairs of the Company, the nominee’s reputation for personal integrity and ethics, and the nominee’s ability to exercise sound business judgment. Other relevant factors, including age and diversity of skills, will also be considered. Director nominees are reviewed in the context of the existing membership of the Board (including the qualities and skills of the existing Directors), the operating requirements of the Company and the long-term interests of its stockholders. The Board uses its network of contacts when compiling a list of potential Director candidates and may also engage outside consultants (such as professional search firms).

In addition, the Board of Directors reviews each nominee’s relationship with the Company in order to determine whether the nominee can be designated as independent. In making such determinations, the Board of Directors observes all criteria for independence established by the SEC and the American Stock Exchange. The Board has established the following guidelines to assist it in determining Director independence and believes that a Director will not be considered independent if:

(i)	within the last three years the Director was an employee of the Company or an immediate family member was an executive officer of the Company;

(ii)
the Director or an immediate family member (who is an executive officer of the Company) received, during any 12-month period within the last three years, more than $60,000 per year in direct compensation from the Company (other than compensation for board and committee service, and benefits under a tax-qualified retirement plan or other non-discretionary compensation);

(iii)
the Director or an immediate family member is currently a partner of the Company’s independent outside auditor, or was a partner or employee of the company's outside auditor who worked on the company's audit at any time during the past three fiscal years;

(iv)
within the last three years, an executive officer of the Company served on the compensation committee of another entity that employed the Director, or an immediate family member of the director, as an executive officer;

(v)
in any of the past three years, the Director, or an immediate family member, was a partner, controlling shareholder or executive officer of any organization to which the Company made, or from which the Company received, payments that exceed the greater of $200,000 or 5% of the recipient's gross revenues for that year;

(vi)
the Director is an executive officer of a charitable organization and the annual contributions of the Company to the organization (exclusive of gift-match payments) exceeds the greater of $1 million or 2% of the organization’s total annual revenues;

(vii)	the Director is a partner of or of counsel to a law firm that performs substantial legal services to the Company on a regular basis; or

(viii)	the Director is a partner, officer or employee of an investment bank or consulting firm that performs substantial services to the Company on a regular basis.

Applying these guidelines and principles, the Board of Directors determined that Messrs. Robert Henri Charles van Maasdijk, Dr. Hannes Farnleitner, Edward E. Urquhart, Lawrence G. Schafran and Michael T. Heffner are independent and that Dr. Larry Ryan is not. It should be noted that all of the director nominees are incumbent members of the Board of Directors.

Policy Regarding Directors’ Attendance at Annual Meeting of Stockholders

The Board has not adopted a policy with respect to director attendance at annual meetings of stockholders.  Directors are not compensated for attending an annual meeting of stockholders. However, directors are reimbursed for out-of-pocket expenses for attendance at an annual meeting of stockholders. The Board encourages each director to attend the annual meeting of stockholders, whether or not a Board meeting is scheduled for the same date. At the Company’s 2006 Annual Meeting, six members of the Company’s Board of Directors were in attendance.

Stockholder Communications with the Board of Directors

A stockholder may contact one or more of the members of the Board of Directors in writing by sending such communication to the Secretary at 5310 Kietzke Lane, Suite 101, Reno, NV 89511. The Secretary will promptly forward stockholder communications to the appropriate Director or Directors for review. Anyone who has a concern about the conduct of the Company or the Company’s accounting, internal accounting controls or auditing matters, may communicate that concern to the Secretary, the Chairman of the Board or any member of the Board of Directors at the Company’s address. We believe that the Board’s responsiveness to stockholder communications has been adequate. Communications that consist of stockholder proposals must instead follow the procedures set forth under “Stockholder Proposals” on page 26 of this Proxy Statement.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables present certain information as of April 15, 2007, regarding the beneficial ownership of our common stock by (i) each of our Directors and executive officers individually, (ii) all of our directors and executive officers as a group, and (iii) all persons known by us to be beneficial owners of five percent or more of our common stock. A person has beneficial ownership over shares if the person has voting or investment power over the shares. Unless otherwise noted, the persons listed below have sole voting and investment power and beneficial ownership with respect to such shares.

Security Ownership of Certain Beneficial Owners

The following table presents the ownership of beneficial owners known to us who own more than five percent of our common stock as of this filing.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common	Dr. Rudolf W. and Mrs. Doris Gunnerman	28,272,213 (1)	37.03%
	6601 Windy Hill Way, Reno, NV 89502

Common	Blizzard Capital Ltd.	6,000,000 (2)	7.86%
	Akara Bldg 24 Castro Street, Wickams Cay Rd, Town Tortola, Virgin Isles

(1)
The share ownership of Dr. and Mrs. Gunnerman is reflected pursuant to the information contained in Schedule 13D as amended, which was filed with the Commission on January 16, 2007. Of these shares 27,697,913 are subject to shared voting power between them. The voting power for the remaining 574,300 shares is held by Dr. Gunnerman.

(2)	Blizzard Capital Ltd. holds 3,000,000 million shares outright and warrants to acquire an additional 3,000,000 shares.

Security Ownership of Management

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Common	Richard L. Masica	138,860 (2)	0.18%
Common	Robert Henri Charles van Maasdijk	270,337 (3)	0.35%
Common	Dr. Hannes Farnleitner	132,383 (2)	0.17%
Common	Edward E. Urquhart	137,883 (2)	0.18%
Common	Lawrence G. Schafran	192,860 (2)	0.25%
Common	Michael T. Heffner	132,383 (2)	0.17%
Common	Dr. Larry Ryan	-	0.0%
Common	Brian Savino	-	0.0%
Common	Michael A. Abend	-	0.0%

Common	All Executive Officers and Directors as a group (9 persons)	1,004,706	1.3%

(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of common stock which may be acquired by a beneficial owner upon exercise or conversion of warrants, options or rights which are currently exercisable or exercisable within 60 days of May 17, 2007, are included in the table as shares beneficially owned and are deemed outstanding for purposes of computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to our knowledge, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	All of the shares are owned outright, with the exception of an option to purchase 50,000 shares.
(3)	Mr. van Maasdijk owns all of the shares outright with the exception of an option to purchase 125,000 shares and an option to purchase 50,000 shares.

Legal Proceedings

The following is a description of any material legal proceeding to which any Director, officer or affiliate of the Company, any beneficial owner of five percent or more of our common stock, or any associate of such Director, officer, affiliate of the Company or security holder is a party adverse to the Company or has a material interest adverse to the Company.

On January 17, 2007, Dr. Rudolf W. Gunnerman filed a lawsuit against four of the Company's independent Directors, Richard L. Masica, Robert Van Maasdijk, Edward E. Urquhart, and Lawrence G. Schafran. This case is known as Rudolph W. Gunnerman v. Robert Van Maasdijk, Richard L. Masica, Larry G. Schafran, Edward E. Urquhart, and was filed in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Case No Case No. CV07 00103, Dept. No. B6. Gunnerman's Complaint seeks declaratory and injunctive relief with respect to the amendments to the Company's bylaws made by the Company's Board of Directors on Wednesday, January 17, 2007. Gunnerman alleges that the independent Directors' amendment to the Company's bylaws which provides that the Board of Directors shall have exclusive authority to amend the bylaws was invalid and the bylaw amendment should be declared invalid. The independent Directors have counterclaimed for a declaration that the amendment was valid and in the Company's best interest. Discovery in this case has not begun and no trial date has been set.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, officers and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, with respect to the fiscal year ended December 31, 2006, the officers, directors and beneficial owners of more than 10% of our common stock have filed their initial statements of ownership on Form 3 on a timely basis, and the officers, directors and beneficial owners of more than 10% of our common stock have also filed the required Forms 4 or 5 on a timely basis, except as follows:

	Number of Late Reports	Number of Transactions Not Reported Timely
Michael T. Heffner	1	1
Michael T. Applegate	1	1
Rudolf W. Gunnerman	1	1

MANAGEMENT

Business Experience of Executive Officers Who Are Not Directors

Set forth below are brief biographies of each of the executive officers of the Company (excluding executive officers who are also Directors) as of April 15, 2007. Such biographies include a description of all positions with the Company presently held by each such person, and the positions held by, and principal areas of responsibility of, each such person during the last five years.

Brian Savino was appointed our President in March 2007, and was formerly Executive Vice President of Pierson Capital LLC, where he was accountable for oil energy projects. From 2002 to 2004, Mr. Savino served as Vice President of Energy for RWE Americas. He has also held managerial positions for William Energy, Texaco Oil Trading Company and Avant Petroleum. Early in his career Mr. Savino served as Senior Chartering Contractor for Mobil Oil Corporation, where he chartered various types of vessels for petroleum products and crude oil. Mr. Savino earned a B.S. from the US Merchant Marine Academy, a master's degree in finance from Long Island University and a master's degree of transportation from New York University. He also has an advanced training CSE degree from the Advanced Market Profile School.

Michael A. Abend was appointed our Interim Chief Financial Officer in March 2007, prior to which he served as our Controller. Mr. Abend received his bachelor's degree in Business Administration with an accounting major and computer information systems minor from the University of Nevada, Reno in 1994. Mr. Abend was employed from 1997 to 2000 as the property accountant for Classic Residence by Hyatt. He was then employed by CLP Resources, Inc. from 2000 to 2003 as a financial analyst. Mr. Abend joined us in June 2003 as our Assistant Controller and was appointed as our Treasurer and Interim Controller in August 2004.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

The following discussion and analysis explains the Company’s compensation program as it applies to the executive officers who served in 2006. This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes and the additional tabular and narrative disclosure that follows the Summary Compensation Table.

The primary objective of our compensation program is to acquire and retain qualified management. We reward experience as well as extra efforts which we regard as highly valuable to our Company. As the number of executives employed by the Company is very small, the Compensation Committee has not as yet adopted set policies for compensation. The Company has been able to use its judgment on a case by case basis. In moving forward to provide better forms of incentives, the Company proposed a stock option plan (the “Plan”) which was approved by the shareholders in June 2006. Prior to 2006, executive salaries, bonuses, and stock grants were generally determined by executive officers and approved by the Board of Directors.

Salary is a basic element of compensation that we pay to our executive officers. For each new executive, we negotiate a salary based on what the marketplace conditions dictate while factoring in any special knowledge, experience, or skill set that the candidate may possess. Stock grants have been issued from time to time as compensation for valuable services either in lieu of other compensation or as part of the employment contract. All stock-based compensation requires approval of the Board of Directors and the value of the stock is determined by using the closing price of the stock on the date the stock was granted.

Although the compensation paid to Dr. Gunnerman, our then Chairman of the Board and Chief Executive Officer, was arranged as a consulting payment to RWG, Inc., a Nevada corporation owned by him, we regard such compensation as salary for all practical purposes. Included in the factors considered in setting the compensation of the Company’s Chief Executive Officer during 2006 were the establishment of strategic business relationships and the progress made in the development of our technology and prototypes.

Bonuses may be issued as a reward for accomplishments that we value highly. This is done to encourage extra efforts on the part of our executives. We also generally issue a small holiday bonus to our employees.

A living expense allowance primarily for commuting from out of town was included in the contract with our former Chief Operating Officer, Michael Applegate. The amount was estimated based on such additional expenses he would incur. This kind of allowance is of a type that would be considered as part of any negotiated employment contract.

Medical insurance is generally provided for executives as well as other employees. We consider this to be a reasonable part of the compensation package.

The shareholders of SulphCo, Inc. approved a stock option plan in June 2006. Under the plan, we have allocated two million (2,000,000) shares of common stock which may be utilized in awarding options to employees or contractors. In May 2006, Dr. Rudolf W. Gunnerman was awarded an option to acquire one million (1,000,000) shares. This option was issued under the Plan approved by the shareholders the following month. Dr. Gunnerman's option provided that he could not exercise it until the Company had reported at least $50 million in annual revenues or a "change in control" of the Company occurred, as defined in the Plan. The purpose of issuing this option was to give Dr. Gunnerman the incentive to complete the test facility in Fujairah and see that it became fully operational, or otherwise to secure material revenues for our Company under his direction. As Dr. Gunnerman's services were terminated in January 2007, no compensation value is given to this option as it not exercisable due to the termination.

No other material compensation elements were currently provided to executive officers in 2006.

Summary Compensation Table

The following table sets forth information about compensation paid or accrued by us during the years ended December 31, 2006, 2005 and 2004 to our executive officers who served in 2006. No executive officers who served during 2006 have been omitted from the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Rudolf W. Gunnerman	2006	620,000	500	-	-	-	620,500
Chairman and Chief Executive Officer	2005	360,000	-	-	-	-	360,000
	2004	370,000	-	-	-	-	370,000

Peter W. Gunnerman	2006	310,000	100,500	-	-	-	410,500
President	2005	132,917	-	-	-	-	132,917
	2004	-	-	-	-	-	-

Loren J. Kalmen	2006	300,000	500	-	-	-	300,500
Chief Financial Officer	2005	42,100	-	-	-	-	42,100
	2004	-	-	-	-	-	-

Michael Applegate	2006	160,000	-	636,000	-	-	796,000
Chief Operating Officer	2005	-	-	-	-	-	-
	2004	-	-	-	-	-	-

Grants of Plan Based Awards in 2006

The following table sets forth certain information regarding Plan based awards to the executives listed in the previous table.

Name	Grant Date	Board Approval Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Shares (#)	All Other Option Awards: # of Securities Underlying Options	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

Rudolf W. Gunnerman	5/23/06	5/23/06	None *	None *	None *		1,000,000*	9.03	$ 3,720,000

Michael Applegate	1/9/06	1/24/06				50,000			$ 636,000

* options forfeited as of January 12, 2007

Compensation Narrative Disclosure

We procured the full time services of our Chairman of the Board and Chief Executive Officer Dr. Rudolf W. Gunnerman5 pursuant to a Consulting Agreement with RWG, Inc., a Nevada corporation owned by him. As of July 1, 2004, we were obligated to pay a fee of $480,000 annually as a consulting payment through July 2006. Effective as of November 1, 2004, this amount had been reduced by mutual agreement to $30,000 per month until we received substantial additional funds. In May 2006, our Board of Directors approved the reinstatement of consulting fees to $40,000 per month effective April 1, 2006. The agreement terminated on July 1, 2006, and on July 5, 2006 the Board of Directors approved a new agreement effective July 1, 2006. Under the new agreement, RWG, Inc. was also entitled to receive amounts it previously waived under prior engagement agreements totaling $170,000, which was paid in July 2006. Dr. Gunnerman's services were terminated for cause on January 12, 2007 and it is the opinion of the Company that no further payments are due.

On May 23, 2006, Dr. Gunnerman was granted an option for one million (1,000,000) shares exercisable within three years at an exercise price of $9.03 per share. The vesting event for the option agreement is defined as when the Company has reported at least $50 million in annual revenues or if there is a "change in control" of the Company as defined in the Company’s option plan, and that his employment continues. This option was valued at $3.72 million under the assumption that the revenue would be generated and that Dr. Gunnerman's employment would continue. In January 2007, Dr. Gunnerman's employment with the Company was terminated, thus the option grant will not be exercisable.

Peter Gunnerman6 was appointed President and Chief Operating Officer in June 2005. In connection with his appointment, we executed an employment agreement with him which provided for a base salary of $220,000 per annum subject to increases. The agreement was terminable by either party at any time. Prior to that, from January 2005 through May 2005, we maintained a monthly consulting arrangement with Global 6, LLC, a company owned by Peter Gunnerman, which provided for Global 6 to provide management consulting services to us on a month-to-month basis, for a monthly consulting fee of $10,000. Near the end of 2005, Mr. Peter Gunnerman's salary was raised to $300,000 per annum.

___________________________
5  Dr. Gunnerman was dismissed from the offices of Chairman of the Board and Chief Executive Officer, effective January 12, 2007.

6  Peter Gunnerman resigned from the Company, effective December 31, 2006.

In April 2006, for extraordinary services provided, Peter Gunnerman received a bonus of $100,000 approved by the Board of Directors and ratified at their meeting of May 8, 2006. He also received a salary increase to $360,000 per year beginning November 2006. From January 1, 2006 to July 2006, Peter Gunnerman served as President only, but subsequent to Mr. Applegate's termination in July 2006, Mr. Gunnerman acted as Interim Chief Operating Officer in conjunction with his position as President until his resignation effective December 31, 2006.

In November 2005, we appointed Loren J. Kalmen as our Chief Financial Officer. In connection with his appointment, we executed an employment agreement with him which is terminable by either party at any time. Under the terms of the agreement, Mr. Kalmen is entitled to receive a base salary of $25,000 per month ($300,000 on an annualized basis) and additional bonuses as determined by our Board of Directors and customary equity compensation and benefits as other of our similarly situated senior executives. On March 23, 2007 Mr. Kalmen resigned from the Company.

In January 2006, we appointed Michael Applegate our Chief Operating Officer. In connection with his appointment, we executed an employment agreement with him which provided for a base salary of $240,000 per annum, effective January 1, 2006. He was also granted 50,000 shares of common stock valued at $636,000 or $12.72 per share, the closing value on January 3, 2006, the first trading day after the effective date of the contract. This grant vested at the end of his first 90 days. Mr. Applegate's employment was terminated in July 2006.

Outstanding Equity Awards at Year End 2006

The following table sets forth information on options that were outstanding at the end of 2006 for our executive officers.

	Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Rudolph W. Gunnerman	1,000,000	9.03 per share	5/22/09

As described above, in January 2007 Dr. Gunnerman's employment with the Company was terminated, thus the option grant will not be exercisable. The stock option agreement provided for a vesting event, which was defined as when the Company reported gross revenues of $50,000,000 or more in a fiscal year.

Option Exercises and Stock Vested in 2006

The following table sets forth the stock vested for our executive officers in 2006. No stock options were exercised by our executive officers in 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Applegate	50,000	636,000

Compensation of Directors

In 2006, the Company did not provide cash compensation to Directors for their services as Directors. The members of the Board received 50,000 shares of common stock upon their appointment to the Board of Directors and they were eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

Directors Compensation Table for 2006

The following table sets forth compensation paid to our Company's directors in 2006.

Name and Principal Position	Stock Awards ($)	Option Awards ($)	All Other Compen-sation ($)	Total ($)

Robert van Maasdijk	-	687,500	-	687,500

Michael Heffner	440,000	-	48,871	488,871

Edward Urquhart	276,500	-	-	276,500

Lawrence Schafran	243,500			243,500

Richard Masica	-	-	29,711	29,711

Dr. Hannes Farnleitner	-	-	-	-

Raad Alkadiri[7]	-	-	-	-

Christoph Henkel[8]	-	-	-	-

The stock awards in the above table reflect the standard compensation arrangement for Directors wherein 50,000 shares of our common stock are awarded to Directors when they are initially appointed to the Board of Directors. The values used are based on the closing price for our shares on the date of the grant.

The option award to Robert van Maasdijk was granted to him on May 23, 2006. The option is for 125,000 shares of our common stock, exercisable immediately at $9.03 per share, the average value of our common stock on the date the option was granted. The option has a term of three years and was valued at $687,500 based on the Black-Scholes valuation model. This option award was made in recognition of Mr. van Maasdijk's extraordinary services as a Director.

The other compensation represents consulting contracts we had with Michael Heffner and Peak One Consulting, Inc. which is owned by Richard Masica. These amounts were for services other than those of a director.

For the consulting contract related to Rudolf W. Gunnerman, also a director during 2006, see the section above in this item labeled "Compensation Narrative Disclosure."

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the last fiscal year, none of the Company’s executive officers served on the board of directors or compensation committee of any other entity whose executive officers served either the Company’s Board of Directors or Compensation Committee.

__________________________
7  Mr. Alkadiri resigned from the Board on September 10, 2006.

8  Mr. Henkel resigned from the Board on August 11, 2006.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company’s related party transactions review process includes key activities required to identify related parties, determine that related party transactions are conducted on an arm’s length basis, and disclose related party transactions in the Company’s SEC filings. Related party transactions and terms of those transactions are identified, reviewed, and disclosed in accordance with Item 404 of Regulation S-K under the Securities Act of 1933, as amended. A “Related Party” is an executive officer, a member of the board of directors, a nominee for director, or a member of the immediate family of such officer, director or nominee.

The Secretary of the Company becomes aware of reportable or material related party transactions during the course of the year through notification by the relevant Related Party or applicable employee of the Company. The Secretary is responsible for ensuring that the board of directors reviews the relevant proposed transaction (with the exception of ordinary course transactions), and approves (a majority vote of disinterested directors is required) such transaction if the board of directors determines that the proposed transaction terms are fair to the Company and have been negotiated at arm’s length. Such determination will be made based upon a review of the facts and circumstances surrounding the transaction, and upon guidance by any advisors as determined by the board.

The following is a description of transactions involving more than $120,000 in 2006, between us and our directors, nominees, executive officers, or members of their immediate family.

Effective January 1, 2006 in consideration of Michael Applegate’s agreement to join the Company as Chief Operating Officer, he was granted 50,000 restricted shares of the Company’s common stock valued at approximately $636,000 or $12.72 per share, the closing value on January 3, 2006, the first trading day after the effective date of the contract. This grant vested April 1, 2006.

In February 2006, the Company granted to Michael Heffner 50,000 restricted shares of common stock valued at $8.80 per share, the closing price on February 6, 2006, the effective date of his appointment to the Board of Directors, for services valued at approximately $440,0009.

On May 15, 2006, we repaid a $500,000 promissory note to Dr. Rudolf Gunnerman which was originally issued on December 30, 2003. In December 2005, Dr. Gunnerman agreed to a second extension of the maturity date to December 30, 2006 at an interest rate of 8% per annum. The extension agreement provided for payment on demand. Also accrued interest through May 15, 2006 of $15,000 was paid during 2006.

On May 15, 2006, under Board approval, we repaid $2,000,000 in principal on a note payable to Dr. Rudolf Gunnerman. In December 2004, Dr. Gunnerman had advanced $7,000,000 to us for a promissory note which bears interest at the rate of 0.5% above a "LIBOR" rate adjusted quarterly and payable annually. The entire principal amount is due and payable in December 2007. Also, the accrued interest through May 15, 2006 of $133,809 was paid. Interest accrued through December 31, 2006 of $172,167 was paid at the end of December 2006. Thus, total interest for the year was $305,976. Interest rates on the note ranged from 4.885% per annum to 5.84625% per annum. Beginning January 1, 2007, the rate was adjusted to 5.32563% per annum for a quarterly interest amount of approximately $72,000. Dr. Gunnerman assigned the remaining principle balance of $5,000,000 to certain investors as of April 24, 2007, and the maturity date was extended to December 31, 2008.

Effective May 23, 2006, the Option Committee awarded options for 125,000 shares to Robert van Maasdijk, subject to approval of the 2006 Stock Option Plan (the “Plan”) at the 2006 Annual Meeting of Stockholders. The options have a term of three years, an exercise price of $9.03 per share and were valued at $687,500 based on the Black-Scholes valuation model and were fully vested when issued. The Plan was approved at the 2006 Annual Meeting of Stockholders.

____________________________
9  Mr. Heffner and the Company mutually agreed to cancel this grant in February 2007.

Effective May 23, 2006, the Option Committee awarded options for 1,000,000 shares to then Chairman and CEO Rudolf Gunnerman subject to stockholder approval of the Plan. Dr. Gunnerman’s option provided that he may not exercise it until the Company has reported at least $50 million in annual revenues or there is a “change in control” of the Company as defined in the Plan. This option was valued at $3.72 million based on the Black-Scholes valuation model. Dr. Gunnerman was terminated in January, 2007, which terminated his right to exercise the option.

On August 16, 2006, the Company granted to Edward E. Urquhart 50,000 restricted shares of common stock valued at $5.53 per share, the closing price that day, the effective date of his appointment to the Board of Directors, for services valued at $276,500.

On December 5, 2006 the Company granted to Lawrence G. Schafran 50,000 restricted shares of common stock valued at $4.87 per share, the closing price that day, the effective date of his appointment to the Board of Directors, for services valued at $243,500.

During 2006, the Company paid to RWG, Inc., a corporation wholly owned by Dr. Rudolf Gunnerman, then Chairman of the Board and Chief Executive Officer, consulting fees of $620,000. The consulting agreement was set to expire on July 1, 2005, but was subsequently renewed through July 1, 2006, then again through July 1, 2007. The agreement called for consulting fees of $480,000 per year; however, RWG, Inc. agreed to take $30,000 per month until private placement financing in March, 2006, whereupon the Company began paying $40,000 per month. As part of the renewal of the contract in July, 2006, RWG, Inc. was also paid amounts previously waived, totaling $170,000. The Company did not pay a salary to Dr. Gunnerman.

On January 8, 2007, on behalf of SulphCo, Dr. Rudolf Gunnerman executed an Agreement for Consulting Services with Global 6, LLC, a company owned by his son, Peter Gunnerman, our former President. The agreement is for general business consulting services, has a one-year term, ending on December 31, 2007 and provides for a monthly fee of $25,000, for a total fee of $300,000. According to the termination provision of this agreement, SulphCo is liable for the entire $300,000 fee regardless of whether the agreement is terminated by SulphCo or Global 6, LLC, with or without cause. The Company is disputing the validity of this agreement and has not made any payment under it.

All share issuances and option exercise prices described in this section were equal to the fair market value of our common stock on the date the share or option issuances, as the case may be, and were approved by our board of directors, except as otherwise specifically noted. All of the transactions described in this section, although involving related parties, are believed to be on terms no more favorable than could have been obtained from an independent third party.

COMPENSATION COMMITTEE REPORT

The Compensation Committee was formed in February 2006 and is currently comprised of Richard L. Masica (Chair), Lawrence Schafran, Robert van Maasdijk, Hannes Farnleitner, Michael Heffner and Edward Urquhart, each of whom is independent under applicable SEC and American Stock Exchange Rules. Prior to this time, the entire Board of Directors acted as the Compensation Committee. The Compensation Committee approves salary practices and performance objectives for executive officers, including the Chief Executive Officer. The Compensation Committee also evaluates the performance of the executive officer in light of those goals and objectives, and determines the compensation for the executive officers.

The Company’s policy in compensating executive officers is to establish methods and levels of compensation that will provide strong incentives to promote its growth and profitability and reward superior performance. Compensation of executive officers includes salary as well as stock-based compensation in the form of stock options and stock grants. During 2006, salary accounted for all of the executive officers' direct compensation, other than a stock grant of 50,000 shares to Michael Applegate, our former Chief Operating Officer and a grant of options to purchase one million (1,000,000) shares of common stock at an exercise price of $9.03 issued to our former CEO and Chairman Rudolf W. Gunnerman on May 23, 200610.

The Compensation Committee assesses the information it receives in accordance with its business judgment. All decisions with respect to executive compensation are approved by the Compensation Committee and recommended to the full Board for ratification. The Compensation Committee also periodically reviews director compensation. All decisions with respect to director compensation are made by the Compensation Committee and presented to the full Board for a final determination.

To date, the Company has relied primarily upon equity financing as a source of working capital and has not yet generated any material revenues. As a result, the Company places special emphasis on equity-based compensation, in the form of options and restricted stock, to preserve its cash for operations. This approach also serves to match the interests of the Company’s executive officers with the interest of its shareholders. The Company seeks to reward achievement by its executive officers of long and short-term performance goals. The Compensation Committee is responsible for administering the Company’s stock option plan.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) for the year ended December 31, 2006 with management. In reliance on such reviews and discussions, the Compensation Committee recommended to the board that the CD&A be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

COMPENSATION COMMITTEE
Richard L. Masica (Chair)
Lawrence Schafran
Robert van Maasdijk
Edward Urquhart
Michael Heffner
Hannes Farnleitner

____________________________
10  Option forfeited as of January 12, 2007.

REPORT OF THE AUDIT COMMITTEE

The material in the Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Audit Committee of the Company for the fiscal year 2006 was composed of non-management Directors. It is currently composed of three independent Directors, Lawrence G. Schafran (Chair), Robert Henri Charles van Maasdijk and Michael T. Heffner, and operates under the written Audit Committee charter adopted by the Board of Directors in 2004. The Audit Committee provides assistance and guidance to the Board in fulfilling its oversight responsibilities to the Company’s stockholders with respect to the Company’s corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports. The Company’s principal executive officer and principal financial officer have the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

To this end, the Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2006 with management and Marc Lumer & Company, the Company’s independent auditor. The Audit Committee has discussed with Marc Lumer & Company certain matters related to the conduct of the audit as required by Statement on Auditing Standards 61, as amended by Statement on Auditing Standards 90. In addition, the Audit Committee has received from Marc Lumer & Company the written disclosures and the letter regarding the auditor’s independence required by Independence Standards Board Standard No. 1 and has discussed with Marc Lumer & Company its independence.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the Board accepted the Audit Committee’s recommendation.

The Audit Committee has selected Marc Lumer & Company as the Company’s independent auditors for the fiscal year ending December 31, 2007. The selection of auditors is determined by the Audit Committee. This matter is not being submitted to the stockholders for approval as this is not required under applicable law.

AUDIT COMMITTEE

Lawrence G. Schafran (Chair)
Robert Henri Charles van Maasdijk
Edward E. Urquhart

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On October 24, 2005, the Board of Directors ratified the recommendation of the Audit Committee that the independent registered public accounting firm, Marc Lumer & Company, be appointed as the independent auditor of the Company for the fiscal year ending December 31, 2005 and thereafter, effective immediately. Representatives from Marc Lumer & Company are not expected to be present at the Annual Meeting.

During the two most recent fiscal years through December 31, 2006 and the subsequent interim period, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)) of the Company.

The following table represents aggregate fees billed by Marc Lumer & Company for each of our fiscal years ended December 31, 2006 and December 31, 2005.

	2006	2005
Audit Fees	$152,600	$105,282
Audit-related Fees	-0-	-0-
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-
Total Fees	$152,600	$105,282

Fees for audit services include fees associated with the annual audit and reviews of our quarterly reports, as well as services performed in conjunction with our filings of Registration Statements on Form S-3, Form SB-2 and Form S-8. The Audit Committee has reviewed the above fees for non-audit services and believes such fees are compatible with the independent registered public accountants’ independence.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Accountant

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax fees, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to certain committee members when expedition of services is necessary. The independent accountants and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval delegation, and the fees for the services performed to date. None of the fees paid to the independent accountants during fiscal 2006 and 2005, under the categories Audit-Related and All Other fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

PERFORMANCE MEASUREMENT COMPARISON OF STOCKHOLDER RETURNS

The following graph compares on a cumulative basis the yearly percentage change, assuming dividend reinvestment, over the five fiscal years, of the total cumulative return of SulphCo common stock with (a) the total return on the Standard & Poors SmallCap 600 index, a broad equity market index, and (b) the total return on the Dow Jones US Oil & Gas Index, an industry group index. We included the Standard & Poor’s SmallCap 600 Index in our Performance Graph as a basis for comparison because this index includes companies that typically have a market capitalization between $300 million and $2 billion. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of SulphCo, Inc. common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN (*)

	Period Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Index	2001	2002	2003	2004	2005	2006

SulphCo, Inc.	100.00	67.61	87.32	770.42	1,591.55	664.79
Dow Jones US Oil & Gas Index	100.00	84.60	103.95	135.07	178.31	215.73
Standard & Poor's SmallCap 600	100.00	84.68	116.47	141.61	151.03	172.29

(*)  $100 invested on December 31, 2001, in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

FAMILY RELATIONSHIPS

Dr. Rudolf W. Gunnerman, our former Chairman of the Board and Chief Executive Officer, is the father of Peter Gunnerman, our former President. Dr. Gunnerman was terminated by the Company in January, 2007 and Peter Gunnerman resigned in December, 2006. There are currently no other family relationships between the directors, executive officers or any other person who may be selected as a Director or executive officer of SulphCo.

CODE OF ETHICS

The Company has adopted the SulphCo Code of Ethics that applies to its principal executive officer and principal financial officer. The Code of Ethics was filed with the SEC on March 29, 2004 as Exhibit 14 to our Form 10-KSB. We intend to disclose on our website any substantive amendment to our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, other executive officers and Directors within five business days of such amendment. In addition, we intend to disclose the nature of any material waiver, including an implicit waiver, from a provision of our code of ethics that is granted to any executive officer or director, the name of such person who is granted the waiver and the date of the waiver as required by applicable laws, rules and regulations.

STOCKHOLDER PROPOSALS

Proposals that stockholders wish to be included in next year’s proxy statement for the Annual Meeting to be held in 2008 in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Office of the Secretary at our principal offices at 5310 Kietzke Lane, Suite 101, Reno, NV 89511 no later than February 20, 2008.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the SEC pursuant to the 1934 Act, is being mailed to you along with this Proxy Statement. Additional copies of this Proxy Statement and/or the Annual Report, as well as copies of any Quarterly Report may be obtained without charge upon written request to the Secretary, SulphCo, Inc., 5310 Kietzke Lane, Suite 101, Reno, NV 89511, or on the SEC’s internet website at www.sec.gov.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that the Company sent to certain stockholders, the Company is sending only one copy of its annual report and proxy statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of the Company’s annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Secretary by mail at 5310 Kietzke Lane, Suite 101, Reno, NV 89511. The Company will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact the Company if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

      /s/ Larry Ryan
Name: Larry Ryan
Title: CEO

Dated: May 17, 2007

SULPHCO, INC.
5310 Kietzke Lane, Suite 101
Reno, NV 89511

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 19, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Larry Ryan and Robert van Maasdijk, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of SulphCo, Inc. (the “Company”) on June 19, 2007, at 9:30 a.m. at the offices of Kirkpatrick & Lockhart Preston Gates Ellis LLP at 599 Lexington Avenue, New York, NY 10022 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1.	ELECTION OF DIRECTORS:

☐   FOR all nominees listed below                                     ☐   WITHHOLD AUTHORITY
( except as marked to the contrary below) to vote for all nominees listed below.

Dr. Larry Ryan, Robert Henri Charles van Maasdijk,
Dr. Hannes Farnleitner, Edward E. Urquhart, Lawrence G. Schafran and Michael T. Heffner

( Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name in the space below.)

2.  APPROVAL OF ISSUANCE OF A TOTAL OF 220,206 SHARES OF COMMON STOCK TO NON-EMPLOYEE DIRECTORS, IN LIEU OF CASH COMPENSATION:

    ☐   FOR     ☐   AGAINST     ☐   ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE.   IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED ABOVE.

DATED: _________________, 2007

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Signature

Signature if held jointly

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.